Exhibit 10.42

Mercury Interactive Corporation

Long-Term Incentive Plan

(Amended as of February 11, 2005)

Section 1. Purpose. The purpose of this Long-Term Incentive Plan (the “Plan”) is to aid Mercury Interactive Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding key senior employees and executives of the Company or its subsidiaries or affiliates using stock-based and cash-based incentives.

Section 2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Award” means any right granted to a Participant under this Plan to receive cash awards.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means, unless otherwise provided by the Committee or in an employment agreement of any Participant, (i) any act of personal dishonesty taken by a Participant in connection with such Participant’s responsibilities as an employee and intended to result in substantial personal enrichment; (ii) a Participant being convicted of a felony; or (iii) a willful act by a Participant which constitutes gross misconduct and which is materially injurious to the Company.

(d) “Change of Control Agreement” means a change of control agreement between a Participant and the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions and regulations.

(f) “Committee” means the compensation committee or other committee consisting of one or more directors designated by the Board to administer the Plan. If no Committee has been designated to administer the Plan, the Board shall be the “Committee” for purposes of the Plan.

(g) “Participant” means a person who has been granted an Award under the Plan.

(h) “Performance Goals” means the performance objectives of the Company during a Performance Period for the purposes of determining whether, and to what extent, Awards will be earned for the Performance Period.

(i) “Performance Period” means the period of time over and within which performance is measured for the purposes of determining whether an Award has been earned.

Section 3. Administration; Eligibility; Termination and Amendment.

(a) Administration. The Committee shall have full power and authority to construe, interpret and administer the Plan. All decisions, actions or interpretations of the Committee shall be final, conclusive, and binding upon all parties.

(b) Eligibility. Participants in the Plan shall be selected by the Committee in its discretion from among the executive officers and senior managers of the Company. In making this selection and in determining the form and amount of awards, the Committee may consider any factors it deems relevant, including, without limitation, the individuals’ functions, responsibilities, value of services to the Company and past and potential contributions to the Company’s profitability and growth.

(c) Term. The Plan shall commence on the date determined by the Committee, which is expected to be the start of fiscal 2005, and may continue in full force and effect until terminated by the Committee.

(d) Amendment and Termination. The Committee reserves the right at any time to amend, suspend, or terminate the Plan in whole or in part and for any reason and without the consent of any Participant; provided that any outstanding Award shall not be materially adversely affected without the consent of the Participant.

Section 4. Cash Awards.

(a) Generally. Cash-based Awards that are granted by the Committee shall be earned if and to the extent the Company achieves Performance Goals as specified by the Committee hereunder. The Committee may also determine to consider a Participant’s individual performance making Awards hereunder and may condition receipt of payment of an Award on vesting beyond the Performance Period.

(b) Business Criteria. The Committee shall determine the business criteria for the Company that shall be used in establishing Performance Goals for such Awards. These criteria may include earnings per share, revenues, bookings, expenses, gross profit, operating income, net income, cash flow, capital expenditures, working capital, economic value added, stock price per share, market value, enterprise value, book value, return on equity, return on book value, return on invested capital, return on asset, capital structure, return on investment, and/or utilization. The Committee expects the initial Performance Goals to be earnings per share and bookings growth. The Committee shall determine the target level of performance that must be achieved with respect to each criterion that is identified in a Performance Goal in order for a Performance Goal to be treated as attained as well as the incremental effect of achieving performance greater than the target.

(c) Performance Period; Timing for Establishing Performance Goals. Achievement of Performance Goals in respect of such Awards shall be measured over a Performance Period established by the Committee. In addition, the Committee may specify a vesting period for payment of the Award that may be longer than the Performance Period. Initially, the Performance Period is expected to be one fiscal year with vesting after three years. If necessary and desired to meet the requirements of Section 162(m) of the Code for any Participant, the Performance Goals shall be established in writing not later than 90 days after the beginning of any Performance Period applicable to such Award.

(d) Payment.

(i) General. Except as otherwise set forth herein or determined by the Committee, a Participant must be an active employee in good standing and on the Company’s or an approved subsidiary’s payroll on the day the Award is paid to receive any portion of the Award. A Participant who is not actively employed or on an approved payroll for whatever reason on the date an Award is paid is not entitled to a partial or pro rata Award. The Committee may make exceptions in its sole discretion.

(ii) Involuntary Termination. Unless otherwise determined by the Committee when granting an Award, if a Participant’s employment with the Company is terminated without Cause before an outstanding Award has been paid, then: (A) if such termination occurs after completion of the applicable Performance Period in which the Performance Goals were met but before vesting of the Award, the Participant shall receive payment of the Award; or (B) if such termination occurs during a Performance Period, then the Participant shall receive a pro-rated portion of the Award based on performance to date under the Performance Period as determined by the Committee, with a maximum payment based on such Participant’s target level.

(iii) Death of Participant. In the event of the death of a Participant after an Award has been granted but before payment of the Award, the amount of the Award shall be paid to the Participant’s estate or by a person who acquired the right to the Award by bequest or inheritance.

(iv) Change of Control. With respect to any Participant who is subject to a Change of Control Agreement, upon an Involuntary Termination (as defined in a Change of Control Agreement) of such Participant during the Change of Control Period (as defined in a Change of

Control Agreement) before an outstanding Award has been paid, then (A) if such termination occurs after completion of the applicable Performance Period in which the Performance Goals were met but before vesting of the Award, the Participant shall receive payment of the Award in the amount determined by the actual achievement of the Performance Goals; or (B) if such termination occurs during a Performance Period, then the Participant shall receive the target level of such Award.

Section 5. Equity Awards. The Committee may grant equity awards to Participants as part of its long-term incentive program. Any equity awards will be granted under the Company’s Amended and Restated 1999 Stock Option Plan or such other equity incentive plan as designated by the Committee (in any case, the “Equity Plan”). The terms and conditions of any such equity awards shall be as set forth in the applicable Equity Plan and as determined by the Committee.

Section 6. General Provisions.

(a) Limits on Transferability; Beneficiaries. No Award under the Plan shall be assignable or transferable by the Participant thereof, except by will or by the laws of descent and distribution, unless the Committee shall elect to permit such an assignment or transfer in its sole discretion.

(b) Withholding. Whenever payments under the Plan are to be made, the Company will withhold therefrom, or from any other amounts payable to or in respect of the Participant, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

(c) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan. With respect to any payments not yet made to a Participant or other obligations under an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(d) Nonexclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable.

(e) Compliance with Section 162(m). The Committee may determine to submit the Plan for approval by the Company’s stockholders for purposes of qualifying Awards to executives covered under Section 162(m) of the Code and regulations thereunder (“Section 162(m)”) as “performance based compensation” with the meaning of Section 162(m), to the extent consistent with the business goals of the Company. If the Committee has made that determination, in connection with language that is designated as intended to comply with Section 162(m) of the Code, the terms of the Plan shall be interpreted in a manner consistent with Section 162(m). If any provision of the Plan or any Award document relating to an Award that is designated as intended to comply with Section 162(m) does not comply or is inconsistent with the requirements of Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(f) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(g) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Participant the right to continue in the employ or service of the Company, (ii) interfering in any way with the right of the Company to terminate any Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), or (iii) giving a Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees.

(h) Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

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